EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Woody Wallace 312-245-2700
706-645-1391	wwallace@tirc.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FISCAL 2010 RESULTS

•	Net Income of $5,935,000 for the Fiscal Year
•	Completes Incremental 2nd Step Capital Raise
•	Completes Core Systems Conversion for McIntosh Commercial Bank Acquisition
•	Strengthens Balance Sheet; Builds Cash
•	Common Stock Listed on NASDAQ; Added to Wilshire 5000

WEST POINT, Georgia, December 8, 2010—Charter Financial Corporation (NASDAQ: CHFN) today reported net income for its fiscal year ended September 30, 2010 of $5.9 million, or $0.32 per basic and diluted share, compared with $2.3 million, or $0.13 per basic and $0.12 per diluted share, for the fiscal year ended September 30, 2009.  The higher net income was primarily attributable to a purchase gain on the assets acquired in the FDIC–assisted acquisition of McIntosh Commercial Bank (MCB) earlier this year.  Net income for the quarter ended September 30, 2010 was $846,000, up from $510,000 for the corresponding quarter in the prior year.

For the quarter ended March 31, 2010 and the year ended September 30, 2010, the Company retrospectively lowered the gain recognized on the purchase of MCB from $15.6 million to $9.3 million.   This was required by  FASB ASC 805, “Business Combinations,” when, during the quarter, the Company obtained third-party appraisals and other valuations for the majority of MCB’s collateral-dependent problem loans and foreclosed real estate indicating, overall, that the appraised values were lower than the company’s original estimates made as of the acquisition date.  Any losses beyond the revised estimate, should they occur, would be covered by the FDIC at the 95% reimbursement rate provided in the loss share agreement with the FDIC.

The Company’s total assets rose to $1.2 billion at September 30, 2010 from $1.1 billion at June 30, 2010 and $936.9 million at September 30, 2009.  Loans outstanding were $599.4 million at September 30, 2010, of which $148.1 million, or 24.7%, were covered by FDIC loss sharing.  This compared with loans outstanding of $630.6 million at June 30, 2010 and $552.6 million at September 30, 2009.

Total interest income increased to $50.0 million for the year ended September 30, 2010, compared with $40.6 million for the prior fiscal year. Interest expense was slightly higher at $22.8 million for the year ended September 30, 2010, compared with $22.6 million for the prior fiscal year. Net interest income increased 51.4%, to $27.2 million for the year ended September 30, 2010, compared with $18.0 million for the prior fiscal year.  The net interest margin rose to 3.19% for the year ended September 30, 2010, compared with 2.35% for the prior fiscal year.  Higher interest income on loans and the accretion of purchase discounts from the FDIC-assisted acquisitions of Neighborhood Community Bank in June 2009 and McIntosh Commercial Bank in March 2010 contributed to the improved net interest margin. The Company’s net interest income was inhibited by the conservative levels of cash accumulated late in the fiscal year largely from acquired assets and lack of attractive reinvestment options including low securities yields and weak loan demand.

 “Integration of our FDIC-assisted acquisitions is progressing well.  The operating system conversion for McIntosh Commercial Bank was completed in August.   Claims filed under the loss sharing agreements have totaled $98.4 million since the acquisition dates.  The majority of this amount has been collected from the FDIC.    We have learned some things from both of our FDIC assisted deals that will help us in the future.  The acquired assets  will take some time to work out and safely reinvest.  Even with the adjustment of the initial McIntosh estimates we remain upbeat about the results to date and the opportunities that lie ahead,” said Robert L. Johnson, Chairman and CEO.

The Company had net charge-offs of $5.3 million for the year ended September 30, 2010 compared with $3.5 million for the prior fiscal year. A loan loss provision of $5.8 million was recorded for the year ended September 30, 2010 compared to $4.6 million for the prior fiscal year for non-covered loans.  This provision increased the allowance for loan losses to 2.12% of non-covered loans at September 30, 2010 compared with 1.98% of non-covered loans at September 30, 2009.  Nonperforming assets not covered by loss sharing were $21.4 million at September 30, 2010, down from $24.0 million at June 30, 2010.

Noninterest expense increased to $30.5 million for the year ended September 30, 2010 compared with $22.6 million for the prior fiscal year.  The majority of the increase was attributed to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches as well as resolving the acquired problem assets.

Noninterest income totaled $17.5 million for the year ended September 30, 2010 compared with $11.8 million for the prior fiscal year.   Noninterest income in the 2010 fiscal year included $9.3 million in purchase gain on the McIntosh Commercial Bank FDIC-assisted acquisition.  The Company also realized other-than-temporary impairment losses of $3.5 million in the year ended September 30, 2010.

Total deposits amounted to $823.1 million at September 30, 2010 compared with $597.6 million at September 30, 2009.  The MCB acquisition and implementation of the Company’s new Rewards checking program were the primary contributors to the increased deposits.  Borrowings decreased to $212.0 million at September 30, 2010 from $227.0 million at September 30, 2009, due to the Company’s continued focus on decreasing wholesale funding.  Borrowings were reduced an additional $60.0 million subsequent to the conclusion of the 2010 fiscal year.

The Company had total shareholders’ equity of $135.8 million at September 30, 2010 compared with $98.3 million at September 30, 2009.   Mr. Johnson concluded, “CharterBank is well capitalized with core regulatory capital of 10.21% and this ratio was enhanced by the  reduction in borrowings following the end of the fiscal year.  The bank continues to be profitable in difficult economic times.  Our loan portfolio is sound and we are working through and reserving for troubled credits.  Our network of 16 branches services an attractive geographic region.  We are well positioned with capital and expect more opportunities to acquire banks from the FDIC and to expand our footprint in the future.”

On September 29, 2010, the Company announced that it had completed an incremental sale of common stock and began trading on the NASDAQ Capital Market under the symbol CHFN.  Charter Financial Corporation, the holding company for CharterBank, sold approximately $34.2 million of common stock for net proceeds of $30.1 million.

After the market close on October 15, 2010, the Company’s common stock was added to the Wilshire 5000 Total Market Index.

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation and subsidiary CharterBank are in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates  branches in West Central Georgia and East Central Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW
Charter Financial Corporation

Selected Financial Data (in thousands except share and per share data):

	September 30,		June 30,
	2010	2009	2010
	Unaudited		Unaudited

Total Assets	$1,188,534	$936,880	$1,139,955
Cash and Cash Equivalents	235,639	53,840	117,356
Loans Receivable, Net	599,370	552,550	630,571
Non-covered Loans Receivable, Net	451,231	462,786	463,725
Covered Loans Receivable, Net	148,139	89,764	166,846
Mortgage Securities Available for Sale	133,080	201,626	156,251
Core Deposits*	313,170	216,902	308,402
Retail Deposits**	739,691	463,587	710,620
Total Deposits	823,134	597,634	811,058
Borrowings	212,000	227,000	212,175
Total Stockholders’ Equity	135,788	98,257	108,755

Book Value per Share	$7.49	$5.34	$5.90
Tangible Book Value per Share	7.20	5.06	5.63

Minority Shares Outstanding	6,675,775	2,551,033	2,566,233
Total Shares Outstanding – at Quarter End	18,133,699	18,408,957	18,424,157
Weighted Average Total Shares Outstanding – Basic	18,422,050	18,497,297	18,424,720
Weighted Average Total Shares Outstanding – Fully Diluted	18,473,624	18,558,523	18,479,581
_________________________
*Core deposits include transaction accounts, money market accounts, and savings accounts.

**Retail deposits include Core Deposits, and certificates of deposits excluding brokered and wholesale.

Selected Operating Data (in thousands except share and per share data):

	Year Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31
	2010	2009	2010	2009	2010	2010
	Unaudited		Unaudited		Unaudited	Unaudited

Total Interest Income	$49,959	$40,559	$13,331	$12,189	$14,354	$11,025
Total Interest Expense	22,758	22,599	6,186	5,917	6,193	5,307
Net Interest Income	27,201	17,960	7,145	6,272	8,161	5,718
Provision for Loan Losses	5,800	4,550	700	1,400	1,300	3,000
Provision for Loan Losses on Covered Assets	420	—	420	—	—	—
Net Interest Income after Provision for Loan Losses	20,981	13,410	6,025	4,872	6,861	2,718
Noninterest Income	17,510	11,792	3,371	3,480	2,985	8,744
Noninterest Expense	30,469	22,581	9,082	7,805	8,038	7,265
Income before Income Taxes	8,022	2,621	314	547	1,808	4,197
Income Tax Expense (Benefit)	2,087	306	(532)	37	608	1,510
Net Income	$5,935	$2,315	$846	$510	$1,200	$2,687

Earnings per Share	$0.32	$0.13	$0.05	$0.03	$0.07	$0.15
Earnings per Share – Fully Diluted	0.32	0.12	0.05	0.03	0.07	$0.15
Cash Dividends per Share***	0.40	1.00	0.05	0.25	0.10	0.00

Net Charge-offs (Recoveries)- Legacy Charter Loans	5,335	3,462	361	408	3,239	1,569
Deposit Fees	5,789	4,664	1,564	1,284	1,553	1,396
Gain on Sale of Loans	796	682	171	135	157	380

***First Charter, MHC has waived a portion of these dividends, resulting in payment to the minority stockholders and the Holding Company.

	Year Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2010	2009	2010	2009	2010	2010
	Unaudited		Unaudited		Unaudited	Unaudited
Performance Ratios:
Return on Equity	5.62%	2.25%	3.09%	2.06%	4.38%	10.39%
Return on Assets	0.56	0.27	0.29	0.21	0.41	1.10
Net Interest Margin	3.19	2.35	3.26	3.00	3.55	2.80
Effective Tax Rate Expense (Benefit)	26.01	11.66	(169.56)	6.83	33.62	35.98
Dividend Payout Ratio	27.29	145.13	32.95	153.79	46.39	—

Ratios of Assets Not Covered:
Loan Loss Reserve as a % of Total Loans	2.12	1.98	2.12	1.98	2.00	2.39
Loan Loss Reserve as a % of Nonperforming Assets	45.70	51.58	45.70	51.58	39.57	55.58
Nonperforming Assets as a % of Total Loans and REO	4.55	3.79	4.55	3.79	4.93	4.24
Net Chargeoffs (Recoveries) as a % of Average Loans	0.90	0.76	0.27	0.35	2.70	1.16